Exhibit 99.1

Isoray Announces Fourth Quarter and Full-Year Fiscal 2019 Financial Results

Record Full Year Revenue Driven by 27% Growth in the Company’s Core Prostate Brachytherapy

RICHLAND, Wash., Sept. 24, 2019 (GLOBE NEWSWIRE) -- Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced financial results for the fiscal fourth quarter and full-year ended June 30, 2019.

Revenue for the fourth quarter ended June 30, 2019 grew 20% to $1.92 million versus $1.60 million in the prior year comparable period. The revenue increase was driven by 24% growth in the company’s core prostate brachytherapy product sales. Prostate brachytherapy represented 89% of total revenue for the fourth quarter of 2019 compared to 87% in the prior year comparable period.

Gross profit as a percentage of revenues increased to 45.7% for the three months ended June 30, 2019 versus 27.3% in the prior year comparable period. Fourth quarter gross profit increased 101% to $0.88 million versus $0.44 million in the fourth quarter of fiscal 2018, largely attributable to increased sales and lower isotope unit costs compared to the prior year comparable period.

“Our financial results underscore the progress we have achieved. We believe our advances have much to do with the changes we have made on many fronts to grow our market position and strengthen the Company. We expect the changes we have made and our continuing focus on building opportunities will set the stage for continued growth in fiscal year 2020,” said CEO Lori Woods.

Total operating expenses in the fourth quarter decreased 28% to $2.02 million compared to $2.81 million in the prior year period. Total research and development expenses decreased 40% versus the prior year comparable period. The decrease in total research and development expenses was driven primarily by the year over year decline of collaborative research expenses related to GammaTile Therapy. Additionally, there was a year over year decline in proprietary research expenses related to Blu Build that launched during the fiscal second quarter of 2019. Sales and marketing expenses were flat versus the prior year comparable quarter. General and administrative expenses decreased 36% versus the prior year comparable quarter, which included $0.36 million attributable to the executive severance agreement of the Company’s former CEO and $0.20 million in public company related expenses during the fiscal fourth quarter of 2018.

The net loss for the three months ended June 30, 2019 improved significantly to $1.10 million or ($0.02) per basic and diluted share versus a net loss of $2.36 million or ($0.04) per basic and diluted share in the comparable prior year period.  Basic and diluted per share results are based on weighted average shares outstanding of approximately 67.4 million for the three months ended June 30, 2019 versus 55.5 million in the prior year comparable quarter.

Revenue for the full year ended June 30, 2019 increased 23% to a record $7.31 million versus $5.92 million in the prior year comparable period. Prostate brachytherapy represented 89% of total revenue for fiscal 2019 compared to 86% for the fiscal year 2018. Fiscal 2019 sales growth was driven by 27% growth in the company’s core prostate brachytherapy product sales, as a result of increasing customer count and higher sales to existing customers as well as sales of Blu Build which the Company introduced in a limited capacity in fiscal second quarter 2019. Gross profit as a percentage of revenue improved to 41.7% for the year ended June 30, 2019 versus 31.1% in the prior year comparable period. Gross profit for the full year ended June 30, 2019 increased 65% to a record $3.05 million versus $1.84 million in fiscal 2018. The improvement was driven by increased sales and lower isotope unit costs compared to the prior year comparable period.

Total operating expenses for the 2019 fiscal year decreased 3% to $8.30 million compared to $8.57 million in the prior year period. Total research and development expenses decreased 16% versus the prior year comparable period. The decrease in total research and development expenses was primarily driven by the year over year decline of collaborative research expenses related to GammaTile Therapy. General and administrative expenses and sales and marketing expenses each increased less than 1% versus the prior year comparable period.

The net loss for the fiscal year ended June 30, 2019 improved to $5.14 million or ($0.08) per basic and diluted share versus a net loss of $6.7 million or ($0.12) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 67.0 million for the fiscal year ended June 30, 2019, versus 55.2 million in the prior year comparable year.

Cash, cash equivalents, and certificates of deposits at the end of fiscal 2019 totaled $5.33 million versus $3.43 million in the prior year comparable period and the Company had no debt. Shareholders’ equity at the end of fiscal 2019 totaled $7.68 million versus $5.03 million in the prior year comparable period.

Conference Call Details
The Company will hold an earnings conference call today, September 24, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the earnings conference call, please dial (844) 602-0380. For callers outside the U.S., please dial (862) 298-0970.

The conference call will be simultaneously webcast and can be accessed at https://www.investornetwork.com/event/presentation/53631 by clicking on the link. The webcast will be available until December 24, 2019 following the conference call. A replay of the call will also be available by phone and can be accessed by dialing (877) 481-4010 and providing reference number 53631. For callers outside the U.S., please dial (919) 882-2331 and provide reference number 53631. The replay will be available beginning approximately 1 hour after the completion of the live event, ending at midnight eastern time on October 1, 2019.

Contacts
Investor Relations: Mark Levin (501) 255-1910
Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray
Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium Blu brachytherapy seeds, which are expanding brachytherapy treatment options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium Blu by visiting www.isoray.com. Join us on Facebook and follow us on Twitter.

Safe Harbor Statement
Statements in this news release about Isoray's future expectations, including: the anticipated continued growth in revenues in fiscal year 2020, lower isotope costs, advantages of our products including Blu Build and the GammaTile™ Therapy delivery system, whether interest in and use of our Cesium Blu™ products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether our market presence and growth will continue, the positive industry data fueling renewed interest in brachytherapy, strong patient results, the perception by patients of quality of life outcomes,  and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our rebranded products, our ability to successfully manufacture, market and sell our Blu Build products and the success of the GammaTile™ Therapy, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares)

	June 30,	June 30,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$5,326	$2,600
Short-term investments	-	825
Accounts receivable, net	1,154	1,192
Inventory	530	494
Prepaid expenses and other current assets	305	335

Total current assets	7,315	5,446

Property and equipment, net	1,609	1,311
Restricted cash	181	181
Inventory, non-current	155	319
Other assets, net of accumulated amortization	162	198

Total assets	$9,422	$7,455

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$683	$1,391
Accrued protocol expense	133	77
Accrued radioactive waste disposal	74	37
Accrued payroll and related taxes	89	155
Accrued vacation	142	175

Total current liabilities	1,121	1,835
Non-current liabilities:
Asset retirement obligation	621	590

Total liabilities	1,742	2,425
Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value; 7,000,000 and 7,001,671 shares authorized:
Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 67,388,047 and 56,331,147 shares issued and outstanding	67	56
Additional paid-in capital	92,105	84,322
Accumulated deficit	(84,492)	(79,348)

Total shareholders' equity	7,680	5,030

Total liabilities and shareholders' equity	$9,422	$7,455

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended June 30		Twelve months ended June 30
	2019	2018	2019	2018

Sales, net	$1,924	$1,603	$7,314	$5,923
Cost of sales	1,045	1,166	4,267	4,081
Gross profit	879	437	3,047	1,842

Operating expenses:
Research and development
Proprietary research and development	341	437	1,429	1,351
Collaboration arrangement, net of reimbursement	-	135	45	395
Total research and development	341	572	1,474	1,746
Sales and marketing	683	680	2,679	2,660
General and administrative	999	1,555	4,172	4,165
Gain on equipment disposals	-	-	(24)	-
Total operating expenses	2,023	2,807	8,301	8,571

Operating loss	(1,144)	(2,370)	(5,254)	(6,729)

Non-operating income:
Interest income	49	12	108	29
Other income	-	-	2	-
Non-operating income, net	49	12	110	29

Net loss	(1,095)	(2,358)	(5,144)	(6,700)
Preferred stock dividends	(3)	(3)	(11)	(11)

Net loss applicable to common shareholders	$(1,098)	$(2,361)	$(5,155)	$(6,711)

Basic and diluted loss per share	$(0.02)	$(0.04)	$(0.08)	$(0.12)

Weighted average shares used in computing net loss per share:
Basic and diluted	67,357	55,463	67,042	55,159